UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 12, 2014

Corning Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

New York	1-3247	16-0393470
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Riverfront Plaza, Corning, New York		14831
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	607-974-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Corning Incorporated ("Corning" or the "Company") is filing this Current Report on Form 8-K to provide an update on certain events related to Dow Corning Corporation ("Dow Corning"), a 50 percent owned joint venture of the Company.

Adjustment of Dow Corning’s Implant Liability

In May 1995, Dow Corning filed for protection under Chapter 11 of the U.S. Bankruptcy Code to address pending and claimed liabilities arising from breast implant product lawsuits. On June 1, 2004, Dow Corning's Joint Plan of Reorganization (the "Plan") became effective and Dow Corning emerged from bankruptcy. Under the Plan, Dow Corning established and agreed to fund a products liability settlement program (the "Settlement Facility"). The Plan contains a cap on the amount of payments required from Dow Corning to fund the Settlement Facility. Inclusive of insurance, Dow Corning has paid approximately $1.8 billion to the Settlement Facility, and approximately $1.3 billion has been paid to claimants out of the Settlement Facility. Dow Corning's recorded liability related to implant matters ("Implant Liability") was approximately $1.7 billion at September 30, 2014, representing Dow Corning’s estimated remaining obligation for future funding of the Settlement Facility.

During the fourth quarter of 2014, Dow Corning, with the assistance of a third-party advisor, developed an estimate of the future Implant Liability based on evidence that the actual funding required for the Settlement Facility is expected to be lower than the full funding cap set forth in the Plan. On December 12, 2014, Dow Corning reduced its Implant Liability by approximately $1.3 billion. Previously, the Implant Liability was based on the full funding cap set forth in the Plan. The revised Implant Liability reflects Dow Corning’s best estimate of its remaining obligations under the Plan. Should events or circumstances occur in the future which change Dow Corning’s estimate of the remaining funding obligations, the Implant Liability will be revised. This adjustment does not affect Dow Corning’s commitment or ability to fulfill its obligations under the settlement, and all claims that qualify under the settlement will be paid according to the terms of the Plan.

Impairment of Assets and Related Costs at Dow Corning’s Hemlock Semiconductor Facility in Clarksville, Tennessee

On December 15, 2014, Dow Corning determined its Hemlock Semiconductor facility in Clarksville, Tennessee, would not be economically viable and made the decision to permanently abandon the assets. This decision was made after review of sustained adverse market conditions and continued oversupply, the cost of operating the facility, and the ongoing impact of tariffs on polycrystalline silicon imported into China. Dow Corning expects to record a pre-tax charge of approximately $1.5 billion to $1.6 billion related to the decision to permanently cease use of these assets.

Corning’s fourth quarter equity earnings will reflect the Company’s 50 percent share of: (1) Dow Corning's after-tax gain related to the decrease in its Implant liability in the amount of approximately $400 million; and (2) Dow Corning’s after-tax charge against the Clarksville facility in the amount of approximately $500 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corning Incorporated

December 17, 2014	By:	/s/ Linda E. Jolly

Name: Linda E. Jolly
Title: Vice President and Corporate Secretary